Exhibit 99.1

PEDIATRIC SERVICES OF AMERICA, INC.

ANNOUNCES RETIREMENT OF JOSEPH D. SANSONE, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Norcross, GA (BUSINESS WIRE). . . August 9, 2004 . . . Pediatric Services of America, Inc., (Nasdaq: PSAI) announced today that effective today, Edward K. Wissing, Chairman of Pediatric Services’ assumed the role of Chief Executive Officer following the retirement of Joseph D. Sansone, founder and 15-year company veteran. PSAI’s Board of Directors has formed a Special Search Committee that is being headed by independent Board Member, David Crane, to identify an appropriate successor to Mr. Wissing who will serve as Chief Executive Officer until the time that a successor is named.

Edward Wissing has served as Chairman of PSAI since 2002. He currently serves as a Director for Psychiatric Solutions, Inc. (Nasdaq: PSYS), a provider of in-patient behavioral health care services. Mr. Wissing previously served as President and Chief Executive Officer of American HomePatient, Inc., a national provider of home health care products and services, from May 1984 until June 1998. In addition, Mr. Wissing has twice chaired the Health Industry Distributor’s Association, an international trade association representing medical products distributors.

“As the founding CEO of PSAI, it was Joe’s vision that enabled PSAI to grow from a start-up company of 12 employees into a major healthcare organization that provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states,” said Mr. Wissing. “I’d like to take this opportunity to thank Joe for his foresight and commitment to the children we serve and to wish him well in his future endeavors.”

“As we move forward in identifying a new leader for PSAI, we are confident that the Board and executive team will continue to seamlessly execute our strategy of expanding the Company’s core services and products across key markets, while proactively addressing the reimbursement challenges that currently face our industry,” continued Mr. Wissing. “Our dedication to providing a higher quality of life for our pediatric patients, while creating long-term shareholder value, remains firmly intact.”

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups. Through these offices PSAI provides a combination of services, including pediatric private duty nursing, pediatric day treatment centers (PPECs), pharmacy services and home medical equipment. Additional information on PSAI may be found on the Company’s website at www.psakids.com.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Contact:	Pediatric Services of America, Inc.
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580
-or-
Brian Ritchie, Euro RSCG Life NRP
(212) 845-4269